Exhibit 10(iii)(A)(65)
THE INTERPUBLIC GROUP OF COMPANIES, INC. 2019 PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the "Company"), hereby grants to the Participant named below an award (the "Award") of Restricted Stock Units ("RSUs"), payable in shares of the Company’s common stock (the “Shares”). The terms and conditions of the Award are set forth in this Award Agreement (the "Agreement") and The Interpublic Group of Companies, Inc. 2019 Performance Incentive Plan (the "Plan"), which is attached hereto as Exhibit A, and any applicable addendum to the Award Agreement (the "Addendum") which is attached hereto as Exhibit C.
RESTRICTED STOCK UNIT AWARD AGREEMENT

Date of Award	[DATE]	Participant's Name [NAME]
Number of RSUs	[X]
Vesting of RSUs
Subject to the (i) terms of the Plan, (ii) the retirement, forfeiture, cancellation, and rescission provisions of this Agreement and (iii) Participant's execution of the restrictive covenant agreement that is attached hereto as Exhibit B, the scheduled Vesting Date for the RSUs is as provided in the Participant’s award letter.
Except as otherwise provided in the Plan or this Agreement, any portion of this Award that is not vested on the date the Participant ceases to be an employee of the Company and its Subsidiaries and Affiliates shall be forfeited.

Payment Date
Subject to the vesting conditions set forth herein and the terms of the Plan, the Payment Date shall occur during the calendar year in which the Vesting Date occurs, subject to the following:
If the Participant dies before the Vesting Date, the Award shall be settled within 90 days after the Participant’s death; and
If the Participant's employment terminates within 24 months after a Change of Control (and before the Vesting Date), the Award shall be settled (to the extent vested) at the time prescribed by the Change of Control provisions of this Agreement.

The provisions of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as otherwise expressly provided in this Agreement, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
Please (i) review the rest of this Agreement, the Addendum, the Plan document and the restrictive covenant agreement attached hereto as Exhibit B, and (ii) execute this Agreement and Exhibit B by checking the box below.
By checking the box below, you are effectively executing and agree to be bound by the terms and conditions of (i) this Agreement (including the terms under "Forfeiture of Award" and “Cancellation and Rescission”) and (ii) the restrictive covenant agreement attached hereto as Exhibit B.
THE INTERPUBLIC GROUP OF COMPANIES, INC.
/s/ Kenneth Lareau
Kenneth Lareau
SVP, Global Compensation and Benefits

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2019 PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
The following terms and conditions supplement the terms of the Plan and govern the Restricted Stock Unit Award:

Amount of RSU Payment	The vested RSUs shall be settled in Shares at the time set forth in the cover page, with each vested RSU (before withholding) equal to one Share.
Tax Withholding
The Award is subject to withholding for taxes at the time and in the amount determined by the Company or the Participant’s employer. Regardless of any action the Company or the Participant's employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility. Neither the Company nor the Participant's employer: (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting or settlement of the Award, the subsequent sale of any Shares acquired pursuant to the Award and the receipt of any dividends or dividend equivalents; or (b) commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant's liability for Tax-Related Items.
Unless prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company or the Participant’s employer, the Participant may elect, via the Company's stock plan administrator, to pay any Tax-Related Items required to be withheld in connection with the Award via any of the following methods: (1) withholding a sufficient number of whole Shares from the Shares paid to the Participant as a result of the vesting and settlement of the Award having a fair market value equal to the amount of Tax-Related Items to be withheld ("Share Withholding"); (2) selling a sufficient number of whole Shares from the Shares paid to the Participant as a result of the vesting and settlement of the Award having a fair market value equal to the amount of Tax-Related Items to be withheld; or (3) selling all of the Shares paid to the Participant as a result of the vesting and settlement of the Award, and withholding from the sale proceeds the amount of Tax-Related Items to be withheld, with the net proceeds disbursed to the Participant. Depending on the withholding method, the Company may withhold for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. To the extent the Participant fails to elect one of the foregoing withholding methods within [30] days of the Date of Award, the Company (or the Participant's employer) shall satisfy any withholding obligation for Tax-Related Items via Share Withholding.
Notwithstanding the foregoing, if the Participant is subject to Section 16(b) of the Exchange Act, the Company will withhold using Share Withholding.
If the Participant relocates to another jurisdiction, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company or the Participant's employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting this Award, the Participant expressly consents to the withholding methods as provided for hereunder. All other Tax-Related Items related to the Award and any Shares or cash delivered in settlement thereof are the Participant's sole responsibility. Neither the Company nor any of its Subsidiaries or Affiliates is responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

Change of Control
This Award shall not vest or become immediately payable merely upon the occurrence of a Change of Control. However, the following provisions shall apply if a Change of Control occurs before the Vesting Date:
(i) If as a result of the Change of Control the Company ceases to exist or the Shares are no longer traded on the New York Stock Exchange, this Award shall be converted into a cash amount equal to the fair market value of the corresponding number of RSUs, based on the closing price of the Shares on the last day the Shares are traded on the New York Stock Exchange prior to the Change of Control. Such cash amount shall continue to be subject to the same risk of forfeiture and vesting conditions as applied prior to the conversion, and shall be payable on the Payment Date prescribed by this Agreement, except as otherwise provided in paragraph (ii), below.
(ii) If prior to the Vesting Date and within 24 months after the Change of Control, the Participant has a Termination of Employment either (1) by the Company (including its successor) or the Participant’s employer without Cause or (2) if the Participant has “good reason” rights under the Company’s Executive Severance Plan or an employment agreement, by the Participant for “good reason” (as defined in the applicable plan or agreement), then (A) this Award shall become immediately vested and payable to the Participant, and (B) the Payment Date shall occur within 30 days after the Participant’s Termination of Employment (subject to the six-month delay rule set forth in Section 11(o)(2) of the Plan).

Retirement
If the Participant terminates service due to Retirement (as defined below) prior to the Vesting Date, the Participant shall vest in a portion of the Award. The vested percentage shall equal a fraction (not to exceed 1.0), the numerator of which is the Participant’s number of completed months of service with the Company, its Subsidiaries or Affiliates from the Date of the Award to the Participant’s Termination of Service, and the denominator of which is the number of months from the Date of the Award to the scheduled Vesting Date (such resulting amount, the “Reduced Award”). Such Reduced Award shall be paid on the Payment Date prescribed by this Agreement (i.e., payment shall not be accelerated), and any portion of the Award that is not vested shall be forfeited without consideration.
For purposes of this Agreement, “Retirement” means a voluntary Termination of Service with the Company’s approval after the Participant has attained age 55 and ten (10) years of matching contribution service under the Interpublic Group of Companies, Inc. Savings Plan (or, if the Participant is not eligible to participate in the Interpublic Group of Companies, Inc. Savings Plan, vesting service under the Participant’s employer’s 401(k) plan).
For purposes of this Agreement, “Termination of Service” means the date the Participant ceases to provide material services to the Company and its Affiliates and Subsidiaries, which includes service as an employee, board member or consultant, as determined by the Company in its sole discretion.

Death or Disability
If the Participant terminates service due to Disability or death, the Participant shall vest in a portion of the Award as determined in accordance with the below:
The vested portion of the Award shall equal a fraction (not to exceed 1.0), the numerator of which is the Participant’s number of completed months of service with the Company and its Subsidiaries or Affiliates from the Date of the Award to the Participant’s Termination of Service, and the denominator of which is the number of months from the Date of the Award to the scheduled Vesting Date (such resulting amount, the “Reduced Award”).

Dividend Equivalents
The Participant shall be entitled to accrue Dividend Equivalents with respect to the Shares underlying the RSUs. For each Share, the Participant shall accrue a right to receive cash or share dividends for which the record date is after the Date of the Award and before the Award is settled. Such amounts shall be subject to the same forfeiture and vesting conditions as the underlying Shares, and shall be paid (if at all) at the same time as the RSUs are settled, applying the same vesting percentage as applies for the Shares.

Compliance with Local Laws
Notwithstanding anything to the contrary contained in this Agreement, the Company may, in its sole discretion, settle the Award in the form of: (1) a cash payment to the extent settlement in Shares (a) is prohibited under local law, rules and regulations, (b) would require the Participant, the Company or the Participant's employer to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and/or country of employment, if different), or (c) is administratively burdensome; or (2) Shares, but require the Participant to immediately sell such Shares (in which case, this Agreement shall give the Company the authority to issues sales instructions on behalf of the Participant).
If the Participant is a resident of or employed in a country other than the United States, the Participant agrees, as a condition of the Award, to repatriate all payments attributable to the Award in accordance with local foreign exchange rules and regulations in the Participant's country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and the Participant's employer as may be required to allow the Company and the Participant's employer to comply with local laws, rules and regulations in the Participant's country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant's personal legal and tax obligations under local laws, rules and regulations in the Participant's country of residence (and country of employment, if different).

EU Age Discrimination Rules
If the Participant is resident and/or employed in a country that is a member of the European Union, the grant of the Award and this Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

Forfeiture of Award
Before accepting this Award, the Participant must disclose to the Company in writing all grants to the Participant of options, shares and other equity rights with respect to any Subsidiary of the Company ("Subsidiary Grants") that are still outstanding. Failure to disclose in writing the existence of any such outstanding Subsidiary Grants shall result in immediate cancellation and forfeiture of the Award set forth in this Agreement, unless the Administrator determines in its sole discretion that such failure was reasonable under the circumstances.

Cancellation and Rescission for Prohibited Activity
Notwithstanding any other provision of the Plan or this Agreement, the Participant acknowledges and agrees that the Company may cancel, rescind, suspend, withhold, modify, amend or otherwise limit or restrict this Award (whether vested or not vested) at any time if the Participant is not in compliance with all applicable provisions of the Agreement and the Plan, or if the Participant engages in any “Prohibited Activity.” For purposes of this Agreement, “Prohibited Activity” means: (i) any activity that would enable the Company (or any Subsidiary or Affiliate where the Participant is employed) to terminate the Participant’s employment for cause (as defined in the Plan or any employment agreement or other plan or arrangement that covers the Participant); (ii) a material violation of any rule, policy or procedure of the Company (or any Subsidiary or Affiliate where the Participant is employed), including but not limited to the Code of Conduct of the Company (and any such Subsidiary or Affiliate); (iii) before a Change of Control, a failure to be in compliance with any share ownership objectives of the Company applicable to the Participant, or (iv) before a Change of Control, any other conduct or act that the Company determines is injurious, detrimental or prejudicial to any interest of the Company.
The Participant agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of this Agreement is the penalty for violation; provided that the Participant may challenge the reasonableness of any forfeiture that occurs after a Change of Control.

No Employment Rights	The grant of the Award shall not be interpreted to form an employment contract between the Participant and the Company or the Participant's employer.
Discretionary Nature of Award
The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other forms of award permitted under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the Number of RSUs granted and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with the Participant’s employer.

Extraordinary Benefit
The Participant's participation in the Plan is voluntary. The value of the Award and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant's employment (and the Participant's employment contract, if any). Any grant under the Plan, including the grant of the Award, is not part of the Participant's normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, holiday pay, pension, or retirement benefits or similar payments.

Value of Benefit
The future value of the Award is unknown and cannot be predicted with certainty. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant's local currency and the United States dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

No Public Offering
The grant of the Award is not intended to be a public offering of securities in the Participant's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law). No employee of the Company or its Subsidiaries or Affiliates is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan and provide the Participant with any legal, tax or financial advice with respect to the grant of the Award. The acquisition of Shares involves certain risks, and the Participant should carefully consider all risk factors and tax considerations relevant to the acquisition and disposition of Shares under the Plan. Further, the Participant should carefully review all of the materials related to the Award and the Plan, and the Participant should consult with the Participant's personal legal, tax and financial advisors for professional advice in relation to the Participant's personal circumstances.

Insider Trading Laws
By participating in the Plan, the Participant expressly agrees to comply with the Company’s insider trading policies and any other of its policies regarding insider trading or personal account dealing applicable to the Participant. Further, the Participant expressly acknowledges and agrees that, depending on the country of residence of the Participant or the Participant’s broker, or where Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant's ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Award) or rights linked to the value of Shares, during such times the Participant is considered to have “inside information” or similar types of information regarding the Company as defined by the laws or regulations in the applicable country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before the Participant possessed such information. Furthermore, the Participant may be prohibited from (a) disclosing such information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities (including other employees of the Company or any of its Subsidiaries or Affiliates). Any restriction under these laws or regulations is separate from and in addition to any restrictions that may be imposed under any applicable Company policies. The Participant expressly acknowledges and agrees that it is the Participant's responsibility to comply with any applicable restrictions, and the Participant should consult the Participant’s personal advisor for additional information on any trading restrictions that may apply to the Participant.

Recoupment
Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and agrees that the Award, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment policy the Company may establish or adopt ("Recoupment Policy") and as the Recoupment Policy may be amended from time to time. The Participant agrees and consents to the Company's application, implementation and enforcement of (a) the Recoupment Policy, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the Recoupment Policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant's Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company. To the extent that the terms of this Agreement and the Recoupment Policy conflict, the terms of the Recoupment Policy shall prevail.

English Language
If the Participant is resident outside of the United States, the Participant acknowledges and agrees that it is the Participant's express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English. If the Participant receives this Agreement, the Plan or any other document related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery
The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Data Privacy
The Company is located at 909 Third Avenue, New York, New York 10022, United States of America and grants Awards under the Plan to employees of the Company and its Subsidiaries and Affiliates in its sole discretion. In conjunction with the Company’s grant of the Award under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Awards, the Participant expressly and explicitly consents to the personal data activities as described herein.
(a) Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s employer. In granting the Awards under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares in settlement of the Awards and implementing, administering and managing the Plan.  The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.

(b)  Stock Plan Administration Service Provider. The Company transfers the Participant’s personal data to [UBS Financial Services, an independent service provider based in the United States of America], which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”).  In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan.  The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan

(c) International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America.  The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States of America. The Company’s legal basis for the transfer of the Participant’s personal data to the United States of America is the Participant’s consent.

(d) Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and his or her grant of consent is purely voluntary.  The Participant may deny or withdraw his or her consent at any time.  If the Participant does not consent, or if the Participant later withdraws his or her consent, the Participant may be unable to participate in the Plan.  This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

(e) Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence.  For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data.  To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should contact the Participant’s local HR manager.

Successors and Assigns
The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors or administrators.

Addendum
Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Participant's country of residence (and country of employment, if different) set forth in an addendum to this Agreement (an “Addendum”). Further, if the Participant transfers the Participant's residence and/or employment to another country reflected in an Addendum to this Agreement at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.

Additional Requirements
The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Award and the Participant's participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

Severability
The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

Interpretation and Construction
This Agreement and the Plan shall be construed and interpreted by the Administrator, in its sole discretion. Any interpretation or other determination by the Administrator (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.
All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Agreement (including the provisions relating to termination of service, death and Disability) shall be made in the Company’s sole discretion. Determinations made under this Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

Entire Understanding
This Agreement, the award letter (if any) from the Company, the terms of the Plan and the restrictive covenant agreement attached hereto as Exhibit B constitute the entire understanding between the Participant and the Company and its Subsidiaries and Affiliates regarding this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded.

Participant’s Acknowledgement and Agreement
By accepting the grant of the Award, the Participant acknowledges that the Participant has read this Agreement, the Addendum to this Agreement (as applicable), the Plan, and the restrictive covenant agreement and the Participant specifically accepts and agrees to the provisions therein.